EXHIBIT 8.3

[FORM OF OPINION OF DEWEY BALLANTINE LLP]

[•], 2005

LifePoint Hospitals, Inc.
103 Powell Court, Suite 200
Brentwood, Tennessee 37027

Dear Ladies and Gentlemen:

          We are acting as counsel to LifePoint Hospitals Inc., a Delaware corporation (“LifePoint”) in connection with the transaction contemplated by the Agreement and Plan of Merger, made and entered into as of August 15, 2004, as amended by Amendment No. 1 to the Agreement and Plan of Merger, made and entered into as of January 25, 2005 (together with all exhibits, attachments and ancillary agreements thereto, the “Merger Agreement”), by and among LifePoint, Lakers Holding Corp. (“New LifePoint”), a Delaware corporation, Lakers Acquisition Corp. (“LifePoint Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of New LifePoint, Pacers Acquisition Corp. (“Province Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of New LifePoint, and Province Healthcare Company (“Province”), a Delaware corporation, pursuant to which LifePoint Merger Sub will be merged with and into LifePoint (the “LifePoint Merger”) and Province Merger Sub will be merged with and into Province (the “Province Merger,” and together with the LifePoint Merger, the “Mergers”). You have asked us to provide this opinion pursuant to Section 9.2(i) of the Merger Agreement.

          We have participated in the preparation of the Registration Statement on Form S-4 filed by New LifePoint with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, in connection with the transaction (the “Registration Statement”), including the Joint Proxy Statement/Prospectus of LifePoint and Province, dated [•], 2005 (the “Proxy Statement”). We have examined the Merger Agreement, the Proxy Statement, the Officers’ certificates of LifePoint and New LifePoint and of Province, all dated today, which have been delivered to us for purposes of this opinion (the “Officers’ Certificates”), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that (i) the Mergers will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Registration Statement and the other documents referred to herein are, and, as of the effective time of the Mergers, will be, true, accurate, and complete, (iii) the representations and other statements set forth in each of the Officers’ Certificates are, and as of the effective time of the Mergers, will be, true, accurate, and complete, (iv) any representation or other statement in the Officers’ Certificates or the other documents referred to herein that is qualified by knowledge or like import is, and, at the effective time of the Mergers, will be, in each case, correct without such qualification, (v) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the Officers’ Certificates, (vi) the parties to the Merger Agreement have complied with, and will continue to comply with, the covenants contained in the Merger Agreement, and (vii) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Mergers) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. Other than obtaining the representations set forth in the Officers’ Certificates, we have neither made any investigation of, nor independently verified, any factual matters in connection with our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein or in the Officers’ Certificates that might have been disclosed by independent investigation or verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations or other information on which we have relied in rendering our opinion is incorrect.

          Based on the foregoing, and subject to the assumptions, limitations, and qualifications set forth herein, it is our opinion that the LifePoint Merger will be treated as a reorganization described in section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and/or, when taken together with the Province Merger, as a transfer of property to New LifePoint by holders of LifePoint common stock governed by section 351 of the Code. You have not requested, and we do not express, an opinion concerning any other tax consequences of the LifePoint Merger, or any other transaction contemplated by the Merger Agreement or described in the Registration Statement.

     This opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any change in any fact or circumstance surrounding the Mergers, or any inaccuracy in any statement, fact, assumption or representation on which we have relied, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any change or inaccuracy that may occur or come to our attention or any new developments in U.S. federal income tax laws or the application or interpretation thereof.

     This opinion is intended solely for your use and may not be relied on by any other person without our express written permission. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. By giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Dewey Ballantine LLP

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